                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                               (AMENDMENT NO. 2)


                              ACE*COMM Corporation
                          ----------------------------
                                (Name of Issuer)


                                     COMMON
                            -------------------------
                         (Title of Class of Securities)


                                    004404109
                           --------------------------
                                 (CUSIP Number)


                                December 31, 2000
                                -----------------

             (Date of Event Which Require Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed.

[_]  Rule 13d-1(b) (Qualified Investor)

[_]  Rule 13d-1(c) (Passive Investor)

[X]  Rule 13d-1(d) (Exempt Investor)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                 SCHEDULE 13G
                              CUSIP NO. 004404109

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1.   S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          CEO Venture Fund II
          IRS Id. No.: 25-1600986

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2.                                                             (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3.                                                     Membership in any
                                                        group is disclaimed.

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.   Pennsylvania

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.   1,154,546
     NUMBER OF

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.   0

     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.   1,154,546
    REPORTING

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8.   0

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.   1,154,546

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10.   N/A

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11.   12.5%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTION)
12.   PN

------------------------------------------------------------------------------

                                 SCHEDULE 13G
                              CUSIP NO. 004404109

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1.   S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Colker and Newlin Management Associates II
          IRS Id. No.: 25-1601304

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2.                                                             (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3.                                                     Membership in any
                                                        group is disclaimed.

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.   Pennsylvania

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.   0
     NUMBER OF

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.   1,154,546*

     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.   0
    REPORTING

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8.   1,154,546*

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.   1,154,546

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10.   N/A

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11.   12.5%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTION)
12.   PN

------------------------------------------------------------------------------

* Shares held by CEO Venture Fund II, a limited partnership of which the reporting person is general partner. The reporting person disclaims beneficial ownership of such.

                                 SCHEDULE 13G
                              CUSIP NO. 004404109

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1.   S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          William R. Newlin

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2.                                                             (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3.                                                     Membership in any
                                                        group is disclaimed.

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.   USA

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.   70,238
     NUMBER OF

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.   1,154,546*

     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.   70,238
    REPORTING

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8.   1,154,546*

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.   1,224,784

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10.   N/A

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11.   13.3%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTION)
12.   IN

------------------------------------------------------------------------------

* Shares held by CEO Venture Fund II, a limited partnership whose general partner is Colker and Newlin Management Associates II of which the reporting person is managing general partner. The reporting person disclaims beneficial ownership of such shares.

                                 SCHEDULE 13G
                              CUSIP NO. 004404109

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1.   S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          James Colker

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2.                                                             (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3.                                                     Membership in any
                                                        group is disclaimed.

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.   USA

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.   32,888
     NUMBER OF

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.   1,154,546*

     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.   32,888
    REPORTING

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8.   1,154,546*

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.   1,187,434

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10.   N/A

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11.   12.9%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTION)
12.   IN

------------------------------------------------------------------------------

* Shares held by CEO Venture Fund II, a limited partnership whose general partner is Colker and Newlin Management Associates II of which the reporting person is managing general partner. The reporting person disclaims beneficial ownership of such shares.

                                 SCHEDULE 13G
                              CUSIP NO. 004404109

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1.   S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Gary P. Golding

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2.                                                             (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3.                                                     Membership in any
                                                        group is disclaimed.

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.   USA

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.   0
     NUMBER OF

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.   0

     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.   0
    REPORTING

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8.   1,154,546*

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.   1,154,546

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10.   N/A

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11.   12.5%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTION)
12.   IN

------------------------------------------------------------------------------

* Shares held by CEO Venture Fund II, a limited partnership whose general partner is Colker and Newlin Management Associates II of which the reporting person is managing general partner. The reporting person disclaims beneficial ownership of such shares.

                                 SCHEDULE 13G
                              CUSIP NO. 004404109

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1.   S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Eugene R. Yost

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2.                                                             (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3.                                                     Membership in any
                                                        group is disclaimed.

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.   USA

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.   44,000
     NUMBER OF

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.   0

     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.   44,000
    REPORTING

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8.   1,154,546*

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.   1,198,546

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10.   N/A

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11.   13%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTION)
12.   IN

------------------------------------------------------------------------------

* Shares held by CEO Venture Fund II, a limited partnership whose general partner is Colker and Newlin Management Associates II of which the reporting person is managing general partner. The reporting person disclaims beneficial ownership of such shares.

                                 SCHEDULE 13G
                              CUSIP NO. 004404109

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1.   S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Glen F. Chatfield

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2.                                                             (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3.                                                     Membership in any
                                                        group is disclaimed.

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.   USA

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.   0
     NUMBER OF

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.   0

     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.   0
    REPORTING

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8.   1,154,546*

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.   1,154,546

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10.   N/A

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11.   12.5%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTION)
12.   IN

------------------------------------------------------------------------------

* Shares held by CEO Venture Fund II, a limited partnership whose general partner is Colker and Newlin Management Associates II of which the reporting person is managing general partner. The reporting person disclaims beneficial ownership of such shares.

                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549
                                  Schedule 13G
                    Under the Securities Exchange Act of 1934

Item 1 (a)     Name of issuer:

               ACE*COMM Corporation

Item 1 (b)     Address of issuer's principal executive offices:

               704 Quince Orchard Road

               Gaithersburg, MD 20878

Item 2 (a)     Name of person filing:

               CEO Venture Fund II

Item 2 (b)     Address of principal business office:

               c/o CEO Venture Fund

               Suite 160
               2000 Technology Drive
               Pittsburgh, PA 15219

Item 2 (c)     Citizenship or Place of Organization:  Pennsylvania

Item 2 (d)     Title of class of securities: COMMON

Item 2 (e)     Cusip No.: 004404109

Item 3 If this statement is being filed pursuant to 240.13d-1(b) or 13d-2(b) or (c) Check this box Not Applicable.

Item 4         Ownership

Item 4 (a)     Amount beneficially owned:              1,154,546
                                                       ---------

Item 4 (b)     Percent of class:  12.5%

Item 4 (c)     (i)   sole power to vote:               1,154,546
                                                       ---------

               (ii)  shared power to vote:             -0-

               (iii) sole power to dispose:            1,154,546

               (iv)  shared power to dispose           -0-

Item 5    Ownership of 5 percent or less of a class:   Not Applicable

Item 6    Ownership of more than 5 percent on behalf of another
          person:    Not Applicable

Item 7    Identification and classification of subsidiary:    Not Applicable
Item 8 Identification and classification of members of the group: Not Applicable

Item 9    Notice of dissolution of the group:    Not Applicable
Item 10   Certification:

          Materials to be Filed as Exhibits

          Exhibit 1 Agreement between the reporting persons with respect to the filing of this Schedule 13G.

                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549
                                  Schedule 13G
                    Under the Securities Exchange Act of 1934

Item 1 (a)     Name of issuer:

               ACE*COMM Corporation

Item 1 (b)     Address of issuer's principal executive offices:
               704 Quince Orchard Road
               Gaithersburg, MD 20878

Item 2 (a)     Name of person filing:

               Colker and Newlin Management Associates II
Item 2 (b)     Address of principal business office:

               c/o CEO Venture Fund
               Suite 160
               2000 Technology Drive
               Pittsburgh, PA 15219

Item 2 (c)     Citizenship or Place of Organization:  Pennsylvania

Item 2 (d)     Title of class of securities:  COMMON

Item 2 (e)     Cusip No.: 004404109

Item 3 If this statement is being filed pursuant to 240.13d-1(b) or 13d-2(b) or (c) Check this box Not
               Applicable.

Item 4         Ownership

Item 4 (a)     Amount beneficially owned:          1,154,546
                                                   ---------

Item 4 (b)     Percent of class:  12.5%

Item 4 (c)     (i)     sole power to vote:               0
                                                                 --

               (ii)    shared power to vote:       1,154,546*

               (iii)   sole power to dispose:            0

               (iv)    shared power to dispose:    1,154,546*

* Shares held by CEO Venture Fund II, a limited partnership of which the reporting person is general partner. The reporting person disclaims beneficial ownership of such shares.

Item 5    Ownership of 5 percent or less of a class:   Not Applicable
Item 6    Ownership of more than 5 percent on behalf of another
          person:    Not Applicable

Item 7    Identification and classification of subsidiary:    Not Applicable
Item 8 Identification and classification of members of the group: Not Applicable

Item 9    Notice of dissolution of the group:    Not Applicable
Item 10   Certification:

          Materials to be Filed as Exhibits

           Exhibit 1 Agreement between the reporting persons with respect to the filing of this Schedule 13G.

                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549
                                  Schedule 13G
                    Under the Securities Exchange Act of 1934

Item 1 (a)     Name of issuer:

               ACE*COMM Corporation

Item 1 (b)     Address of issuer's principal executive offices:
               704 Quince Orchard Road

               Gaithersburg, MD 20878

Item 2 (a)     Name of person filing:

               William R. Newlin

Item 2 (b)     Address of principal business office:

               c/o CEO Venture Fund
               Suite 160
               2000 Technology Drive
               Pittsburgh, PA 15219

Item 2 (c)     Citizenship:  USA

Item 2 (d)     Title of class of securities:   COMMON

Item 2 (e)     Cusip No.: 004404109

Item 3 If this statement is filed pursuant to 240.13d-1(b) or 13d-2(b) or (c) check this box Not Applicable

Item 4         Ownership

Item 4 (a)     Amount beneficially owned:   1,224,784

Item 4 (b)     Percent of class:  13.3%

Item 4 (c)     (i)    sole power to vote:          70,238

               (ii)   shared power to vote:        1,154,546*

               (iii)  sole power to dispose:       70,238

               (iv)   shared power to dispose:     1,154,546*

* Shares held by CEO Venture Fund II, a limited partnership whose general partner is Colker and Newlin Management Associates II of which the reporting person is managing general partner. The reporting person disclaims beneficial ownership of such shares.

Item 5    Ownership of 5 percent or less of a class:   Not Applicable
Item 6    Ownership of more than 5 percent on behalf of another
          person:    Not Applicable

Item 7    Identification and classification of subsidiary:    Not Applicable
Item 8 Identification and classification of members of the group: Not Applicable

Item 9    Notice of dissolution of the group:    Not Applicable
Item 10   Certification:

          Materials to be Filed as Exhibits

          Exhibit 1 Agreement between the reporting persons with respect to the filing of this Schedule 13G.

                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549
                                  Schedule 13G
                    Under the Securities Exchange Act of 1934


Item 1 (a)     Name of issuer:

               ACE*COMM Corporation

Item 1 (b)     Address of issuer's principal executive offices:
               704 Quince Orchard Road
               Gaithersburg, MD 20878

Item 2 (a)     Name of person filing:

               James Colker

Item 2 (b)     Address of principal business office:

               c/o CEO Venture Fund
               Suite 160
               2000 Technology Drive
               Pittsburgh, PA 15219

Item 2 (c)     Citizenship:  USA

Item 2 (d)     Title of class of securities:         COMMON

Item 2 (e)     Cusip No.: 004404109

Item 3 If this statement is filed pursuant to 240.13d-1(b) or 13d-2(b) or (c) check this box Not Applicable

Item 4         Ownership

Item 4 (a)     Amount beneficially owned:          1,187,434

Item 4 (b)     Percent of class:  12.9%

Item 4 (c)          (i)     sole power to vote:         32,888

                    (ii)    shared power to vote:       1,154,546*

                    (iii)   sole power to dispose:      32,888

                    (iv)    shared power to dispose:    1,154,546*

* Shares held by CEO Venture Fund II, a limited partnership whose general partner is Colker and Newlin Management Associates II of which the reporting person is managing general partner. The reporting person disclaims beneficial ownership of such shares.

Item 5    Ownership of 5 percent or less of a class:      Not Applicable
Item 6    Ownership of more than 5 percent on behalf of another
          person:    Not Applicable

Item 7    Identification and classification of subsidiary:    Not Applicable
Item 8 Identification and classification of members of the group: Not Applicable

Item 9    Notice of dissolution of the group:    Not Applicable
Item 10   Certification:

          Materials to be Filed as Exhibits

          Exhibit 1 Agreement between the reporting persons with respect to the filing of this Schedule 13G.

                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549
                                  Schedule 13G
                    Under the Securities Exchange Act of 1934

Item 1 (a)     Name of issuer:

               ACE*COMM Corporation

Item 1 (b)     Address of issuer's principal executive offices:
               704 Quince Orchard Road
               Gaithersburg, MD 20878

Item 2 (a)     Name of person filing:

               Gary P. Golding

Item 2 (b)     Address of principal business office:

               c/o CEO Venture Fund
               Suite 160
               2000 Technology Drive
               Pittsburgh, PA 15219

Item 2 (c)     Citizenship:  USA

Item 2 (d)     Title of class of securities:  COMMON

Item 2 (e)     Cusip No.: 004404109

Item 3 If this statement is filed pursuant to 240.13d-1(b) or 13d-2(b) or (c) check this box Not Applicable

Item 4         Ownership

Item 4 (a)     Amount beneficially owned:          1,154,546

Item 4 (b)     Percent of class:  12.5%

Item 4 (c)            (i)      sole power to vote:                       0

                      (ii)     shared power to vote:                     0

                      (iii)    sole power to dispose:                    0

                      (iv)     shared power to dispose:          1,154,546*

* Shares held by CEO Venture Fund II, a limited partnership whose general partner is Colker and Newlin Management Associates II of which the reporting person is a general partner. The reporting person disclaims beneficial ownership of such shares.

Item 5    Ownership of 5 percent or less of a class:   Not Applicable
Item 6    Ownership of more than 5 percent on behalf of another
          person:    Not Applicable

Item 7    Identification and classification of subsidiary:    Not Applicable
Item 8 Identification and classification of members of the group: Not Applicable

Item 9    Notice of dissolution of the group:    Not Applicable
Item 10   Certification:

          Materials to be Filed as Exhibits

          Exhibit 1 Agreement between the reporting persons with respect to the filing of this Schedule 13G.

                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549
                                  Schedule 13G
                    Under the Securities Exchange Act of 1934

Item 1 (a)     Name of issuer:

               ACE*COMM Corporation

               Item 1 (b) Address of issuer's principal executive offices:
               704 Quince Orchard Road
               Gaithersburg, MD 20878

Item 2 (a)     Name of person filing:

               Eugene R. Yost

Item 2 (b)     Address of principal business office:

               c/o CEO Venture Fund
               Suite 160
               2000 Technology Drive
               Pittsburgh, PA 15219

Item 2 (c)     Citizenship:  USA

Item 2 (d)     Title of class of securities:  COMMON

Item 2 (e)     Cusip No.: 004404109

Item 3 If this statement is filed pursuant to 240.13d-1(b) or 13d-2(b) or (c) check this box Not Applicable

Item 4         Ownership

Item 4 (a)     Amount beneficially owned:          1,198,546

Item 4 (b)     Percent of class:  13%

Item 4 (c)            (i)     sole power to vote:                44,000

                      (ii)    shared power to vote:              0

                      (iii)   sole power to dispose:             44,000

                      (iv)    shared power to dispose:        1,154,546*

* Shares held by CEO Venture Fund II, a limited partnership whose general partner is Colker and Newlin Management Associates II of which the reporting person is a general partner. The reporting person disclaims beneficial ownership of such shares.

Item 5    Ownership of 5 percent or less of a class: Not Applicable
Item 6    Ownership of more than 5 percent on behalf of another
          person:    Not Applicable

Item 7    Identification and classification of subsidiary:    Not Applicable
Item 8 Identification and classification of members of the group: Not Applicable

Item 9    Notice of dissolution of the group:    Not Applicable
Item 10   Certification:

          Materials to be Filed as Exhibits

          Exhibit 1 Agreement between the reporting persons with respect to the filing of this Schedule 13G.

                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549
                                  Schedule 13G
                    Under the Securities Exchange Act of 1934

Item 1 (a)     Name of issuer:

               ACE*COMM Corporation

Item 1 (b)     Address of issuer's principal executive offices:
               704 Quince Orchard Road
               Gaithersburg, MD 20878

Item 2 (a)     Name of person filing:

               Glen F. Chatfield

Item 2 (b)     Address of principal business office:

               c/o CEO Venture Fund
               Suite 160
               2000 Technology Drive
               Pittsburgh, PA 15219

Item 2 (c)     Citizenship:  USA

Item 2 (d)     Title of class of securities:   COMMON

Item 2 (e)     Cusip No.: 004404109

Item 3 If this statement is filed pursuant to 240.13d-1(b) or 13d-2(b) or (c) check this box Not Applicable

Item 4         Ownership

Item 4 (a)     Amount beneficially owned:          1,154,546

Item 4 (b)     Percent of class:  12.5%

Item 4 (c)            (i)     sole power to vote:                 0

                      (ii)    shared power to vote:               0

                      (iii)   sole power to dispose:              0

                      (iv)    shared power to dispose:    1,154,546*

* Shares held by CEO Venture Fund II, a limited partnership whose general partner is Colker and Newlin Management Associates II of which the reporting person is a general partner. The reporting person disclaims beneficial ownership of such shares.

Item 5    Ownership of 5 percent or less of a class: Not Applicable
Item 6    Ownership of more than 5 percent on behalf of another
          person:    Not Applicable

Item 7    Identification and classification of subsidiary:    Not Applicable
Item 8 Identification and classification of members of the group: Not Applicable

Item 9    Notice of dissolution of the group:    Not Applicable
Item 10   Certification:

          Materials to be Filed as Exhibits

          Exhibit 1 Agreement between the reporting persons with respect to the filing of this Schedule 13G.

                                   SIGNATURE
                                   ---------

        After reasonable inquiry and to the best of their knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

                                         CEO VENTURE FUND II
Date:      February 13, 2001             By:  COLKER AND NEWLIN
                                         MANAGEMENT ASSOCIATES II,
                                         GENERAL PARTNER

                                             /s/ James Colker
                                         By:______________________________
                                            James Colker
                                            Managing General Partner

                                         COLKER AND NEWLIN
                                         MANAGEMENT ASSOCIATES II

                                             /s/ James Colker
Date:      February 13, 2001             By:______________________________
                                            James Colker
                                            Managing General Partner


                                             /s/ William R. Newlin
Date:      February 13, 2001                 _____________________________
                                             William R. Newlin


                                             /s/ James Colker
Date:      February 13, 2001                 _____________________________
                                             James Colker

                                             /s/ Gary P. Golding
Date:      February 13, 2001                 ______________________________
                                             Gary P. Golding


                                             /s/ Eugene R. Yost
Date:      February 13, 2001                 ______________________________
                                             Eugene R. Yost


                                             /s/ Glen F. Chatfield
Date:      February 13, 2001                 ______________________________
                                             Glen F. Chatfield

                                 EXHIBIT INDEX
                                 -------------

EXHIBIT NO.         DESCRIPTION                                         PAGE

        1           Agreement between the Reporting Persons               25
                    with respect to the filling of this
                    Schedule 13G

                                   EXHIBIT 1
                                   ---------

        We, the undersigned, hereby express our agreement that the attached
Schedule 13G is filed on behalf of each of the undersigned.

                                         CEO VENTURE FUND II

Date:      February 13, 2001             By:  COLKER AND NEWLIN
                                         MANAGEMENT ASSOCIATES II,
                                         GENERAL PARTNER

                                             /s/ James Colker
                                             _____________________________
                                             James Colker
                                             Managing General Partner

                                         COLKER AND NEWLIN
                                         MANAGEMENT ASSOCIATES II

                                             /s/ James Colker
Date:      February 13, 2001                 _____________________________
                                             James Colker
                                             Managing General Partner


                                             /s/ William R. Newlin
Date:      February 13, 2001                 _____________________________
                                             William R. Newlin




                                             /s/ James Colker
Date:      February 13, 2001                 _____________________________
                                             James Colker

                                             /s/ Gary P. Golding
Date:      February 13, 2001                 _____________________________
                                             Gary P. Golding




Date:      February 13, 2001                 /s/ Eugene R. Yost
                                             _____________________________
                                             Eugene R. Yost





Date:      February 13, 2001                 /s/ Glen F. Chatfield
                                             _____________________________
                                             Glen F. Chatfield